EXHIBIT 99


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                                  PRESS RELEASE

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CNB Bancorp, Inc.
12-24 North Main Street
Gloversville, New York 12078

Contact: William N. Smith, Chairman, President and Chief Executive Officer or George Morgan, Executive Vice President

Phone:    (518) 773-7911
FAX:      (518) 725-2730

FOR IMMEDIATE RELEASE

                   CNB BANCORP, INC. ANNOUNCES ACQUISITION OF
                  ADIRONDACK FINANCIAL SERVICES BANCORP, INC.,
                             GLOVERSVILLE, NEW YORK

Gloversville, New York, January 25, 1999 - CNB Bancorp, Inc., headquartered in Gloversville, New York has announced plans to acquire Adirondack Financial Services Bancorp, Inc., Gloversville, New York. A definitive agreement of merger has been reached between the parties. Completion of the transaction is subject to approval by Adirondack's shareholders and regulatory authorities. Completion of the transaction is expected to occur in the second quarter of 1999.

Adirondack is the parent company for Gloversville Federal Savings and Loan Association, which, in addition to its office in Gloversville, operates a branch in Saratoga Springs, New York. Adirondack was formed in December 1997 to acquire all the common stock of Gloversville Federal Savings upon its conversion from a mutual savings institution to a stock institution. On April 6, 1998, Adirondack completed its initial public offering. The Gloversville Federal Savings charter dates back to 1923.

CNB Bancorp is the parent company for City National Bank and Trust Company, which operates offices in the communities of Gloversville, Perth, Johnstown and Northville. The company is highly respected with a history that dates back to 1887, and has total assets of approximately $250 million.

The terms of the acquisition call for CNB Bancorp to pay $15 million in cash in the aggregate for all of the outstanding shares of Adirondack (subject to possible adjustment). The per share purchase price is expected to be approximately $21.88 per share at closing. The transaction will be accounted for as a purchase.

CNB Bancorp is publicly traded on the over-the-counter market under the symbol CNBB. Adirondack is publicly traded on the over the counter market under the symbol AFSB.